EXHIBIT 3.4

EXECUTION VERSION

SHARE PLEDGE AGREEMENT

This Share Pledge Agreement (the “Agreement”) is made as of April 23, 2008, by and among Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Pledgor”), with its registered office located at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, Warburg Pincus Private Equity IX, L.P. (the “Secured Party”), and Warburg Pincus Private Equity IX, L.P., in its capacity as collateral agent (with its successors in such capacity, the “Collateral Agent”).

WHEREAS, Pledgor has entered into that certain Note Purchase Agreement, dated as of the date hereof (as may be amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”), with the Secured Party pursuant to which Secured Party has agreed to purchase a note from the Pledgor in the aggregate principal amount of U.S.$30,000,000 in consideration for (i) the issuance to the Secured Party by Pledgor of a note exchangeable into shares of common stock, par value U.S.$0.0001 per share (the “Exchangeable Shares”), of Synutra International, Inc., a Delaware corporation (the “Company”) owned by the Pledgor (as may be amended, supplemented, restated or otherwise modified from time to time, the “Note”), whereby the Secured Party's basis in the Note shall be U.S.$30,000,000, and (ii) the Company’s agreement to register such Exchangeable Shares for resale pursuant to one or more registration statements filed with the U.S. Securities and Exchange Commission; and

WHEREAS, the Pledgor directly owns, and is the sole legal and beneficial owner of, the issued and outstanding capital stock and other equity interests set forth on Exhibit A-1 attached hereto and made a part hereof (the “Equity Interests”), and such Equity Interests are a part of all of the issued and outstanding capital stock of, and other equity interests in, the Company of which the Pledgor is the sole legal and beneficial owner of, which are set forth on Exhibit A-2 attached hereto and made a part hereof (the “Owned Equity Interests”); and

WHEREAS, the Pledgor is required to execute and deliver this Agreement pursuant to the Note Purchase Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit heretofore, now or hereafter made to or for the benefit of the Secured Party pursuant to the Note Purchase Agreement, the Note or any other agreement, instrument or document executed pursuant to or in connection therewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor, the Secured Party and the Collateral Agent hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, each capitalized term used herein that is defined in the Note Purchase Agreement shall have the meaning specified for such term in the Note Purchase Agreement. Unless otherwise defined herein or in the Note Purchase Agreement, terms used in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York are used herein as therein defined.

Section 2. Pledge. The Pledgor hereby pledges and charges to the Collateral Agent, for the benefit of the Secured Party, and grants to the Collateral Agent for the benefit of the Secured Party, a security interest in, the following (collectively, the “Pledged Collateral”):

2.1 All of the right, title and interest of the Pledgor in the Equity Interests, whether now existing or hereafter arising, and the certificates representing the shares of such capital stock (such now-existing shares being identified on Exhibit A-1 attached hereto and made a part hereof) (all of said Equity Interests collectively referred to as the “Pledged Stock”), herewith delivered to the Collateral Agent, accompanied by instruments of transfer, power or assignment in the form of Exhibit B attached hereto and made a part hereof duly executed in blank (the “Powers”), and all securities, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed, in each case, in exchange for any or all of the Pledged Stock;

2.2 All Additional Pledged Stock (as defined in Section 13.1 below), and the certificates representing such Additional Pledged Stock (any such Additional Pledged Stock shall constitute part of the Pledged Stock and the Collateral Agent is irrevocably authorized to amend Exhibit A-1 from time to time to reflect such Additional Pledged Stock), and all securities, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed, in each case, in exchange for any or all of the Additional Pledged Stock; and

2.3 All Additional Equity Interests (as defined in Section 13.2 below), and the certificates or documents representing such Additional Equity Interests (any such Additional Equity Interests shall constitute part of the Pledged Stock and the Collateral Agent is irrevocably authorized to amend Exhibit A-1 from time to time to reflect such Additional Equity Interests), and all securities, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed, in each case, in exchange for any or all of Additional Equity Interests.

2.4 Subject to Section 10.1 hereof, all proceeds of the collateral described in Section 2.1 through Section 2.3 hereof.

Section 3. Security for Secured Obligations. During the term of this Agreement, the Pledged Collateral secures the full and prompt payment, performance and observance when due (whether at stated maturity, by acceleration or otherwise) of (i) the payment of all of the Principal (as defined in the Note) (the "Principal"), Premium (as defined in the Note) (the "Premium") and Late Charges (as defined in the Note) (the "Late Charges"), if any, and (ii) all other obligations owing by the Pledgor to the Secured Party from time to time under the Note Purchase Agreement, the Note or any other Transaction Document (as defined in the Note) (the “Transaction Documents”), including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, in each case that are incurred prior to the cancellation of the Note pursuant to Section 20 of the Note, whether by payment of cash in full or upon exchange for shares of Common Stock (all such obligations referred to in clauses (i) and (ii) now or hereafter existing being hereinafter collectively referred to as the “Secured Obligations“).

Section 4. Delivery of Pledged Collateral; Registration and Acknowledgments. All certificates representing or evidencing the Pledged Collateral, if any, shall be delivered to, and held by or on behalf of, the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery and shall be accompanied by a Power duly executed in blank, in form and substance satisfactory to the Collateral Agent. After the occurrence and during the continuance of an Event of Default (as defined in the Note) (an "Event of Default"), the Secured Party may send a request in writing to the Collateral Agent for transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Collateral (the “Transfer Request”) with a copy of such request to the Pledgor. Commencing on the second (2nd) Business Day (as defined in the Note) (“Business Day”) following the receipt of the Transfer Request, the Collateral Agent shall have the right to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Collateral. In addition, the Secured Party shall have the right solely at its own expense at any time to direct the Collateral Agent in writing to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 5. Pledged Collateral Adjustments.

5.1 If, during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Company, or any option included within the Pledged Collateral is exercised, or both, or any subscription warrants, shares, or any other rights or options shall be issued in connection with the Pledged Collateral, then all new, substituted and additional shares, warrants, rights, options or other securities, issued by reason of any of the foregoing, shall be immediately delivered to and held by the Collateral Agent, under the terms of this Agreement and shall constitute Pledged Collateral hereunder.

5.2 In connection with a partial exchange of the Note, that portion of the Pledged Stock, Additional Pledged Stock and Additional Equity Interests equal to (A) U.S.$175,781,250 multiplied by the Exchanged Percentage, divided by (B) the Weighted Average Price (as defined in the Note) (the "Weighted Average Price") for the sixty (60) consecutive Trading Day (as defined in the Note) (a "Trading Day") period ending on most recent Evaluation Date may be reduced or removed from the Pledged Collateral, whereupon the secured interest on such shares of Pledged Stock, Additional Pledged Stock and Additional Equity Interests removed from the Pledged Collateral shall terminate automatically and immediately, and if requested by the Pledgor, the certificates representing such shares of Pledged Stock, Additional Pledged Stock and Additional Equity Interests removed from the Pledged Collateral shall be returned immediately to the Pledgor; provided, however, that no Pledged Stock, Additional Pledged Stock or Additional Equity Interests may be reduced or removed from the Pledged Collateral to the extent such reduction or removal would cause (X) the product derived by multiplying (i) the remaining shares of Pledged Stock, Additional Pledged Stock and Additional Equity Interests following such reduction or removal, by (ii) the Closing Sale Price of the Common Stock on the latest Trading Day immediately preceding such reduction or removal, to be less than (Y) the product of two times the sum of the remaining Principal and remaining Premium following such partial exchange of the Note. For purposes of this Section 5.2, the "Exchanged Percentage" means (I) the amount of Principal being exchanged divided by (II) U.S.$30,000,000.

5.3 The Pledgor and the Secured Party hereby authorize the Collateral Agent to amend Exhibit A-1 to reflect all adjustments to the Pledged Collateral as set forth herein.

Section 6. Subsequent Changes Affecting Pledged Collateral. The Pledgor represents and warrants that it has made its own arrangements for keeping itself informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of distributions, reorganization or other exchanges, offers to purchase and voting rights), and the Pledgor agrees that neither the Secured Party nor the Collateral Agent shall have any obligation to inform the Pledgor of any such changes or potential changes or to take any action or omit to take any action with respect thereto. The Secured Party may, after the occurrence and during the continuance of an Event of Default, at its option and with ten (10) Business Days advance written notice to the Pledgor, transfer or register (or direct the Collateral Agent in writing to transfer or register) the Pledged Collateral or any part thereof into its or its nominee’s name with or without any indication that such Pledged Collateral is subject to the security interest hereunder.

Section 7. Covenants of the Pledgor

7.1 The Pledgor agrees that it shall take all necessary steps and actions to perform its obligations hereunder and effect the transactions contemplated herein; and to do and perform all things required to be done and performed by it under this Agreement prior to and after the Closing Date.

7.2 The Pledgor agrees to execute and deliver, or cause to be executed or delivered, any and all other agreements, instruments, or documents which the Secured Party or the Collateral Agent may reasonably request in order to grant, perfect and maintain secured interests on or in the Pledged Collateral.

7.3 Without limiting the generality of the foregoing, the Pledgor shall, at the Secured Party’s expense and in such manner and form as the Secured Party or the Collateral Agent may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to enable the Collateral Agent to (a) create, preserve, perfect, procure, substantiate or validate any security interest granted pursuant hereto, (b) create or maintain control (as defined in the UCC) with respect to any such security interests in any investment property (within the meaning of the UCC) or (c) enable the Collateral Agent to exercise and enforce its rights and the rights of the Secured Party hereunder with respect to such security interest. To the extent permitted by applicable law, the Pledgor hereby authorize the Collateral Agent to execute and file, in the name of the Pledgor as debtor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of a financing statement relating to this Agreement) relative to all or any part of the Pledged Collateral that the Collateral Agent may reasonably deem necessary or appropriate to further perfect, or maintain the perfection of, the security interests granted by Pledgor hereunder. The Pledgor shall enter, or shall procure the entry, in its register of relevant charges (the "Register of Charges") maintained by the Pledgor pursuant to Part VIII of the BVI Business Companies Act, 2004 (as the same may be amended from time to time) (the "BC Act") such particulars regarding the charge created by this Agreement as are specified in section 162 of the BC Act (or any similar provision in any statute pursuant to which the Pledgor is incorporated or existing from time to time) and submit a copy of such revised Register of Charges to its registered agent in the British Virgin Islands to keep at the Pledgor’s registered office and at the office of its registered agent in the British Virgin Islands. Unless otherwise agreed with the Secured Party, the Pledgor shall make an application, or procure that an application is made, in the approved form to the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”) to register the charge created by this Agreement in the register of registered charges kept by the Registrar for the Pledgor and, forthwith upon receipt by the Pledgor of the certificate of registration of the charge issued by the Registrar, send a copy of such certificate of registration to the Company and the Collateral Agent.

Section 8. Representations and Warranties. On the date hereof and on each date of pledge of Additional Pledged Stock and Additional Equity Interests hereunder, the Pledgor represents and warrants to the Secured Party and the Collateral Agent as follows:

8.1 The Pledgor is the sole legal and beneficial owner of the Equity Interests set forth on Exhibit A-1 attached hereto and made a part hereof, as amended from time to time, in each case free and clear of any Lien (as defined in the Note) (a "Lien"), except for the Lien created by this Agreement and Permitted Liens (as defined in the Note Purchase Agreement) (the "Permitted Liens");

8.2 Any Additional Pledged Stock and Additional Equity Interests will be free and clear of any Lien, except for the Lien created by this Agreement and Permitted Liens;

8.3 All of the Pledged Stock and Owned Equity Interests has been duly authorized and validly issued, is fully paid and non-assessable;

8.4 All of the Pledged Stock is presently represented by the certificates listed on Exhibit A-1 hereto. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Stock;

8.5 The Pledgor has full power and authority to enter into and perform all of its obligations under this Agreement;

8.6 There are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral except pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

8.7 The Pledgor has the right to vote, pledge, assign and grant a security interest in or otherwise transfer such Pledged Collateral free of any Liens (as defined in the Note) except for Permitted Liens;

8.8 No authorization, approval, or other action by, and no notice to or filing with, any governmental body, agency or official is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Secured Party or the Collateral Agent, as applicable, of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and realization of collateral);

8.9 The pledge of the Pledged Collateral pursuant to this Agreement, together with the delivery of the stock certificates pertaining thereto to the Collateral Agent, creates a valid and perfected first priority security interest in the Pledged Collateral, in favor of the Collateral Agent for the benefit of the Secured Party, securing the full payment and performance of the Secured Obligations;

8.10 This Agreement has been duly authorized, executed and delivered by and on behalf of the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms;

8.11 There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any governmental body, agency or official, pending, or to the knowledge of the Pledgor, threatened against the Pledgor or any of its subsidiaries or any of its or their property which will materially and adversely affect the ability of the Pledgor to perform its obligations under this Agreement;

8.12 The execution, delivery and performance of this Agreement by the Pledgor (i) does not violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person or a governmental body, agency or official or result in the imposition of a Lien (other than the Lien created by this Agreement) on any assets of the Pledgor or any of its subsidiaries under or pursuant to (x) any indenture, mortgage, or any other agreement to which the Pledgor is a party or by which any of its properties or assets may be bound or (y) any statute, rule, regulation, law or ordinance, or any judgment, decree or order or any organizational documents applicable to the Pledgor, (ii) does not violate any restriction on such transfer or encumbrance of the Pledged Collateral, and (iii) complies with all corporate organizational documents of Pledgor; and

8.13 The Powers, are and the Additional Powers will be, effective endorsements duly executed by an appropriate person and give the Collateral Agent the authority they purport to confer.

8.14 The chief executive office of the Pledgor is located at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

Section 9. Voting Rights. During the term of this Agreement, and except as provided in this Section 9, the Pledgor shall have the right to vote the Pledged Stock held by it on all corporate questions in a manner not inconsistent with the terms of this Agreement, the Note Purchase Agreement, the Note and the other Transaction Documents; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of the Secured Party in respect of the Pledged Collateral or which would authorize, effect or consent to: (i) the dissolution or liquidation, in whole or in part, of the Pledgor; or (ii) the alteration of the voting rights with respect to the equity interests of the Pledgor. After the occurrence and during the continuation of an Event of Default, the Secured Party may, at its option, exercise all voting rights pertaining to the Pledged Collateral, including the right to take action by shareholder consent.

Section 10.  Dividends and Other Distributions.

10.1 So long as no Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Pledged Collateral notwithstanding such dividends and distributions being subject to the pledge and assignment thereof pursuant to Section 2; provided, however, after the occurrence and during the continuation of an Event of Default, that any and all cash paid, payable or otherwise distributed with respect to principal of, or in redemption of, or in exchange for, any of the Pledged Collateral shall be Pledged Collateral, as the case may be, and shall be forthwith delivered to the Collateral Agent to hold, for the benefit of the Secured Party, as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the Collateral Agent for the benefit of the Secured Party.

10.2 After the occurrence and during the continuation of an Event of Default:

10.2.1 All rights of the Pledgor to receive the dividends and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 10.1 hereof shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Party, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and other distributions, and any such dividend or other distribution paid in respect of the Pledged Collateral shall be paid on a bank account opened in the name of the Secured Party;

10.2.2 All dividends and other distributions which are received by the Pledgor contrary to the provisions of Section 10.2.1 hereof shall be received in trust for the Collateral Agent, for the benefit of the Secured Party; and

10.2.3 The Pledgor shall, at the Pledgor’s expense, do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgor and the Secured Party will bear equally all expenses incurred by the Collateral Agent, including, without limitation, reasonable attorneys’ and accountants’ fees and expenses in connection with the foregoing. Upon or at any time after the occurrence and during the continuation of an Event of Default, if the Secured Party determines that, prior to any public offering of any securities constituting part of the Pledged Collateral, such securities should be registered under the Securities Act and/or registered or qualified under any other federal or state law and such registration and/or qualification is not practicable, then the Pledgor agrees that it will be commercially reasonable if a private sale, upon at least ten (10) Business Days’ notice to the Pledgor, is arranged so as to avoid a public offering, even though the sales price established and/or obtained at such private sale may be substantially less than prices which could have been obtained for such security on any market or exchange or in any other public sale, provided that the private sale is conducted in accordance with applicable law, including the UCC.

Section 11. Transfers and other Liens. The Pledgor agrees that it will not (i) sell, transfer or otherwise dispose of, or grant any option with respect to, (a) any of the Pledged Collateral without the prior written consent of the Secured Party, or (b) any other Owned Equity Interests without five (5) Business Days advance notice to the Secured Party and the Collateral Agent, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral (except for the security interest created by this Agreement or with respect to the Permitted Liens).

Section 12. Defense of Title. The Pledgor will defend the title to the Pledged Collateral and the Liens of the Secured Party in the Pledged Collateral against the claim of any Person and will maintain and preserve the Liens created under this Agreement.

Section 13. Additional Pledged Stock; Additional Equity Interests; Adjustment to the Pledged Collateral.

13.1 The parties shall calculate the Collateral Value Amount on October 31st and April 30th of each year during the term of the Note (each an “Evaluation Date”). In the event that on any such Evaluation Date, the Collateral Value Amount is less than U.S.$175,781,250, the Pledgor shall as soon as possible (and in any event no later than seven (7) Business Days of such Evaluation Date) pledge, and perfect security interest in, in favor of the Secured Party, such additional shares of Owned Equity Interests equal to the quotient obtained by dividing (i) (A) U.S.$175,781,250 less (B) such Collateral Value Amount, by (ii) the Applicable Price, rounded up to the nearest whole share (each such additional Owned Equity Interest, “Additional Pledged Stock”). In the event that on any such Evaluation Date, the Collateral Value Amount is greater than U.S.$175,781,250 and provided that neither an Event of Default, nor any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is then continuing, the security interest on such shares of Pledged Stock, Additional Pledged Stock, and Additional Equity Interests equal to the quotient obtained by dividing (i) such Collateral Value Amount less U.S.$175,781,250, by (ii) the Applicable Price, rounded down to the nearest whole share, shall terminate automatically and immediately, and certificates representing such shares of Pledged Stock, Additional Pledged Stock, and Additional Equity Interests, if requested by the Pledgor, shall be returned immediately to the Pledgor.

13.1.1 “Collateral Value Amount” means, on any Evaluation Date, the sum of the amount obtained by multiplying (I) the lesser of (x) the Weighted Average Price of the Common Stock for the sixty (60) Trading Days ending on the latest Trading Day immediately preceding such Evaluation Date and (y) the Closing Sale Price of the Common Stock on the latest Trading Day immediately preceding such Evaluation Date (the “Applicable Price”), by (II) the number of shares of Common Stock pledged and constituting Pledged Collateral pursuant to this Agreement as of such Evaluation Date.

13.2 Any time the Pledgor obtains ownership of any additional capital stock of, and other equity interests in, the Company which are issued in exchange for any of the Pledged Collateral (the “Additional Equity Interests”), or the Pledgor is required to pledge any Additional Pledged Stock, the Pledgor shall deliver to the Secured Party and the Collateral Agent an amendment to this Agreement within four (4) Business Days, duly executed by the Pledgor and in form and substance satisfactory to the Secured Party, in respect of such Additional Equity Interests or Additional Pledged Stock, as applicable, pursuant to which the Pledgor shall pledge to the Secured Party such Additional Equity Interests or Additional Pledged Stock, as applicable. Pursuant to such amendment, the Pledgor shall (i) deliver the certificates representing such Additional Equity Interests or Additional Pledged Stock, in the manner described in Section 4 hereof, (ii) deliver to the Secured Party (or to the Collateral Agent at the Secured Party’s direction) stock power(s) with respect to the Additional Equity Interests or Additional Pledged Stock, as applicable, in the form of Exhibit B attached hereto duly executed in blank (“Additional Power(s)”) and (iii) at the expense of the Secured Party, make the necessary Uniform Commercial Code filings and register the charge created thereby in the register of registered charges kept by the Registrar for the Secured Party, in each case to perfect and register, as applicable, the Secured Party’s security interest and charges in such Additional Equity Interests or Additional Pledged Stock, as applicable, in the manner described in Section 7 hereof. The Pledgor and the Secured Party hereby authorize the Collateral Agent to amend Exhibit A-1 to reflect such Additional Pledged Stock and Additional Equity Interests and agree that all Pledged Stock (including Additional Equity Interests and Additional Pledged Stock) listed on any such amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

13.3 For the avoidance of doubt, any failure of the Pledgor to comply with this Section 13 shall constitute an Event of Default, if such failure continues for a period of ten (10) Business Days after the Issuer has received written notice from Holders (as defined in the Note) constituting at least the Required Holders (as defined in the Note) specifying such default and demanding such default be remedied.

Section 14.  Remedies.

14.1 The Collateral Agent shall have, in addition to any other rights given under this Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code as in effect in the State of New York (the “UCC”). After the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have such powers of sale and other powers as may be conferred by applicable law. With respect to the Pledged Collateral or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Collateral Agent or which the Collateral Agent shall otherwise have the ability to transfer under applicable law, the Collateral Agent may, after the occurrence and during the continuation of an Event of Default, sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, or in one lot as an entirety, at such price as the Collateral Agent or the Secured Party may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Collateral Agent or Secured Party may, in its own name, or in the name of a designee or nominee, buy the Pledged Collateral at any public sale and, if permitted by applicable law, including the UCC, buy the Pledged Collateral at any private sale. The Pledgor agrees to pay to the Collateral Agent all reasonable expenses (including, without limitation, court costs and reasonable attorneys’ and paralegals’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof. The Pledgor shall remain liable for any deficiency following the sale of the Pledged Collateral.

14.2 Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, in which case the Collateral Agent shall deliver notice to the Pledgor at least two (2) Business Days prior to the time of the sale or disposition of the Pledged Collateral, the Collateral Agent shall give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Notwithstanding any provision to the contrary contained herein, to the extent that any notice of sale or disposition shall be required by the UCC, the Pledgor agrees that any such requirements of reasonable notice shall be met if such notice is received by the Pledgor as provided in Section 30 below at least ten (10) Business Days before the time of the public sale or disposition or before the time after which a private sale of disposition may be consummated. Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law.

14.3 Given that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, the Pledgor agrees that after the occurrence and during the continuation of an Event of Default, the Collateral Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for their account, for investment only and not with a view to the distribution or resale thereof. In so doing, the Collateral Agent may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by the Collateral Agent, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral. The Pledgor agrees that private placement or sales so made may be at prices and other terms less favorable to the seller than if any such Pledged Collateral were sold at public sales, and that the Secured Party has no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral, even if such issuer would agree, to register such Pledged Collateral for public sale under such applicable securities laws. If the Collateral Agent solicits such offers from not less than six (6) such investors, then the acceptance by the Collateral Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, however, that this Section 14 does not impose a requirement that the Collateral Agent solicit offers from six or more investors in order for the sale to be commercially reasonable.

14.4 The Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default, it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and the Pledgor waives the benefit of all such laws to the extent it lawfully may do so. The Pledgor agrees that it will not interfere with any right, power and remedy of Collateral Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Collateral Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of Collateral Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon the Pledgor by the Collateral Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Collateral Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against the Pledgor in any respect. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Collateral Agent (or if applicable, the Secured Party) conduct a sale of the Pledged Collateral or effect a transfer of the Pledged Collateral to the Secured Party or exercise any other rights with respect to the Pledged Collateral after the occurrence and during the continuation of an Event of Default pursuant to Sections 4, 6, 9, 10, 14, or 16 hereof, unless the Secured Party has delivered to the Pledgor a Redemption Notice or an Exchange Notice, and the Pledgor has failed to redeem or exchange the Note in accordance with Section 8(a) or Section 2(c), respectively, of the Note.

14.5 The proceeds of any sale of, or other realization upon, or other receipt from, any of the Pledged Collateral (other than pursuant to the exercise of the Secured Party’s exchange right pursuant to Section 2 of the Note), shall be delivered to the Collateral Agent and applied by the Collateral Agent, in the following order of priorities:

first, to the payment to the Collateral Agent of the expenses of such sale or other realization, including reasonable compensation to the Collateral Agent and their agents and legal counsel, and all expenses, liabilities and advances incurred or made by the Collateral Agent, and its agents and legal counsel, in connection therewith, including brokerage fees in connection with the sale by the Collateral Agent of any Pledged Collateral;

second, to the payment to the Secured Party of the aggregate amount owing by the Pledgor in respect of the Note, the Note Purchase Agreement, the other Transaction Documents and all other Secured Obligations; and

finally, if all of the obligations of the Pledgor hereunder and under the other Transaction Documents have been fully discharged or sufficient funds have been set aside by the Collateral Agent at the request of the Pledgor for the discharge thereof, any remaining proceeds shall be released to the Pledgor.

14.6 The Pledgor hereby agrees that any exchange of amounts payable to the Secured Party under the Note into all or part of the Pledged Collateral transacted pursuant to, and in accordance with, the provisions of the exchange right pursuant to Section 2 of the Note and the other Transaction Documents, shall be conclusively deemed to be private disposition of such Pledged Collateral consummated in a commercially reasonable manner.

14.7 The Pledgor further agrees that a breach of any of the covenants contained in this Section 14 will cause irreparable injury to the Collateral Agent, that the Collateral Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 14 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Section 15. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

15.1 Any lack of validity or enforceability of the Note Purchase Agreement or any other agreement or instrument relating thereto;

15.2 Any exchange, release or non-perfection of any other collateral for all or any part of the Secured Obligations; or

15.3 the insolvency of the Pledgor.

Section 16. Collateral Agent Appointed Attorney-in-Fact. The Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority, in the name of the Pledgor or otherwise, after the occurrence and during the continuation of an Event of Default, from time to time in the Collateral Agent’s sole discretion, with ten (10) Business Days advance written notice to the Pledgor and the Secured Party, to take any action and to execute any instrument which the Collateral Agent or the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the Company to the name of the Collateral Agent or the Collateral Agent’s nominee. The Pledgor (i) acknowledges that Warburg Pincus Private Equity IX, L.P. is both the Secured Party and the Collateral Agent hereunder and (ii) waives any conflict of interest, actual or perceived, presented by Warburg Pincus Private Equity IX, L.P. as both the Secured Party and the Collateral Agent hereunder; provided that such waiver shall not limit any of the obligations of the Secured Party, in its capacity as such, or the Collateral Agent, in its capacity as such, under this Agreement.

Section 17. Waivers. The Pledgor waives to the fullest extent permitted by applicable laws presentment and demand for payment of any of the Secured Obligations, protest and notice of dishonor or Event of Default with respect to any of the Secured Obligations and all other notices to which the Pledgor might otherwise be entitled except as expressly provided otherwise in the Transaction Documents.

Section 18. Term. This Agreement shall remain in full force and effect until the earlier to occur of (i) the cancellation of the Note, whether by payment of cash or upon exchange for shares of Common Stock pursuant to Section 20 of the Note, and (ii) the sale of all the Pledged Collateral in accordance with the terms hereof, provided that such Pledged Collateral constitutes all the collateral required to be pledged under the terms of this Agreement. Upon the termination of this Agreement as provided above (other than as a result of the sale of the Pledged Collateral), the security interest created hereunder shall terminate automatically and immediately, and all certificates representing Pledged Collateral and the Powers and the Additional Powers, if any, shall be returned immediately to the Pledgor, and in any event within three (3) Business Days after the Collateral Agent receives written notice of termination of this Agreement.

Section 19. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Pledgor or the Company for liquidation or reorganization, should the Pledgor or the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Pledgor’s or the Company’s assets, and shall continue to be effective or be reinstated, as the case may be.

Section 20. Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

Section 21. Binding Effect; Successors and Assigns. This Agreement shall be binding upon the Pledgor and its successors and assigns, and shall inure to the benefit of the Collateral Agent and the Secured Party and their respective successors and assigns. Nothing set forth herein or in any other Transaction Document is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement, the Note Purchase Agreement, the Note or any collateral. The Pledgor’s successors shall include, without limitation, a receiver, trustee or debtor-in-possession of or for the Pledgor.

Section 22. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Pledgor hereby appoints CT Corporation System, with offices located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 23. Advice of Counsel. Each party hereto represents and warrants to each other party hereto that it has had the opportunity to discuss this Agreement and, specifically, the provisions of Section 22 hereof, with its counsel.

Section 24. Severability. If any provision of this Agreement is held to be prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto, such prohibition or unenforceability shall not affect the validity or enforceability of the remaining provisions hereof to the extent permitted by applicable law, and shall not invalidate or render unenforceable such provision in any other jurisdiction to the extent permitted by applicable law.

Section 25. Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be required by applicable law or may be necessary or desirable, or that the Secured Party or the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral, including, without limitation, the filing of financing statements or the execution of control agreements with depository banks and securities intermediaries under Article 9 of the Uniform Commercial Code of New York. The Pledgor hereby further agrees that it shall not make any change to its name, jurisdiction, location of chief executive office or the form of its organization without prior written notice to the Secured Party and the Collateral Agent. The Pledgor authorizes the Secured Party to file any financing statements and amendments thereto relating to the Pledged Collateral which the Secured Party deems appropriate, in form and substance required by the Secured Party, which describe the Pledged Collateral and include therein all other information which is required by Article 9 of the UCC or other applicable law with respect to the preparation or filing of a financing statement or amendment. The Secured Party agrees that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be required by applicable law or may be necessary or desirable, or that the Pledgor or the Collateral Agent may reasonably request, in order to effect the termination of any security interest granted hereby in accordance with the terms of this Agreement, including, without limitation, filing or authorizing the Pledgor to file termination of any charges with respect to the Pledged Collateral, including without limitation the financing statements under Article 9 of the Uniform Commercial Code of New York and the charges entered in the register of charges kept by the Registrar. The Collateral Agent shall take all action reasonably requested by the Pledgor to effect the termination of the security interest created hereunder in accordance herewith, including without limitation, filing or authorizing the Pledgor to file the a termination of any charges, including without limitation the financing statements under Article 9 of the Uniform Commercial Code of New York and the charges entered in the register of charges kept by the Registrar.

Section 26. The Collateral Agent Duty of Care.

26.1 The Collateral Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Collateral Agent’s (i) gross negligence or willful misconduct, or (ii) failure to use reasonable care with respect to the safe custody of the Pledged Collateral in the Collateral Agent’s possession. Without limiting the generality of the foregoing, the Collateral Agent shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Pledgor, and shall constitute part of the Secured Obligations secured hereby.

26.2 No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Note Purchase Agreement or the Note. The Collateral Agent shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to any act of God, interruption or other circumstances beyond its control; provided that it exercises such diligence as the circumstances may reasonably require. The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person.

26.3 The Collateral Agent shall not be deemed to have notice of any Event of Default unless an officer of the Collateral Agent has actual knowledge thereof or unless written notice of any such Event of Default is received by the Collateral Agent at the office of the Collateral Agent specified in this Agreement.

26.4 The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.

26.5 In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

26.6 The rights of the Collateral Agent under this Agreement (including without limitation, Sections 16, 26 and 27 hereof) shall solely be in its capacity as the Collateral Agent, and no implication is or shall be made that any such rights shall extend to the Collateral Agent in any other capacity it may hold hereunder or under the other Transaction Documents.

Section 27. Additional Provisions Relating to the Collateral Agent.

27.1 Any corporation, bank, trust company or association into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

27.2 At any time or times, the Collateral Agent shall have the power to appoint any Person or Persons either to act as co-collateral agent, or co-collateral agents, jointly with the Collateral Agent of all or any part of the Pledged Collateral or to act as separate collateral agent or separate collateral agents of all or any part of the Pledged Collateral and to vest in such Person or Persons, in such capacity, such title to the Pledged Collateral or any part thereof, and such rights, powers, duties or obligations as the Collateral Agent may consider necessary or desirable, subject to the other provisions of this Section 27. Warburg Pincus Private Equity IX, L.P. is hereby appointed as Collateral Agent for the purposes of holding the Pledged Collateral.

27.3 Unless otherwise provided in the instrument appointing such co-collateral agent or separate collateral agent, every co-collateral agent or separate collateral agent shall, to the extent permitted by law, be appointed subject to the following terms:

27.3.1 All rights, power, duties and obligations under this Agreement conferred upon the Collateral Agent in respect of the custody, control or management of the collateral, shall be exercised solely by the Collateral Agent;

27.3.2 All rights, powers, duties and obligations conferred or imposed upon the collateral agents shall be conferred or imposed upon and exercised or performed by the Collateral Agent, or by the Collateral Agent and such co-collateral agent or co-collateral agents, or separate collateral agent or separate collateral agents jointly, except to the extent that, under the law of any jurisdiction in which any particular act or acts are to be performed, the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such act or acts shall be performed by such co-collateral agent or co-collateral agents or separate collateral agents or separate collateral agents;

27.3.3 Any request in writing by the Collateral Agent to any co-collateral agent or separate collateral agent to take or to refrain from taking any action hereunder shall be sufficient warrant for the taking, or the refraining from taking, of such action by such co- collateral agent or separate collateral agent;

27.3.4 Any co-collateral agent or separate collateral agent to the extent permitted by law may delegate to the Collateral Agent the exercise of any right, power, duty or obligation, discretionary or otherwise;

27.3.5 The Collateral Agent at any time, by an instrument in writing, may accept the resignation of, or remove, any co-collateral agent or separate collateral agent appointed under this Section 27. As successor to any co-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 27;

27.3.6 No collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder;

27.3.7 Any demand, request, direction, appointment, removal, notice, consent, waiver or other action in writing delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent; and

27.3.8 Any Collateral received by any such co-collateral agent or separate collateral agent hereunder shall forthwith, so far as may be permitted by law, be turned over to the Collateral Agent to be held pursuant to the terms hereof.

27.4 Upon the acceptance in writing of such appointment by any such collateral agent or separate collateral agent, it or he shall be vested with the estate, right, title and interest in the Pledged Collateral, or any portion thereof, and with such rights, powers, duties, trusts or obligations, jointly or separately with the Collateral Agent, all as shall be specified in the instrument of appointment, subject to all the terms hereof.

27.5 In case any co-collateral agent or separate collateral agent shall become incapable of acting, resign or be removed, the right, title and interest in the Pledged Collateral and all rights, powers, duties and obligations of said co-collateral agent or separate collateral agent shall, so far as permitted by law, vest in and be exercised by the Collateral Agent unless and until a successor co-collateral agent or separate collateral agent shall be appointed pursuant to this Section 27.

Section 28. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Pledgor:

Beams Power Investment Limited
c/o Xiuqing Meng
Shenglong Garden
No. 103 Dongluyuan
Tongzhou District
Beijing, 101101, PRC
Facsimile: +86-10-8959-7470
E-mail: sherrymeng@yahoo.com

With a copy which shall not constitute notice to:

O’Melveny & Myers LLP
37th Floor
Yintai Center, Office Tower, No.2 Jianguomenwai Avenue
Beijing 100022, China
Attention: David Roberts
Fax: +86-10-6563-4201

If to the Secured Party or the Collateral Agent:

Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017
Attention: Arenare Scott
Fax: (212) 922-0933

With a copy which shall not constitute notice to:

Paul, Hastings, Janofsky & Walker LLP
19th Floor
Yintai Center, Office Tower
2 Jianguomenwai Avenue
Beijing 100022, China
Attention: Adam Kearney
Fax: +86-10-8567-5360

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

Any document shall be deemed to have been duly served if marked for the attention of the agent for service of process at its address (as set forth in Section 22 hereof) or such other address in the United States as may be notified to the party wishing to serve the document and delivered in accordance with the notice provisions set forth in Section 28.

If the Pledgor’s agent for service of process at any time ceases for any reason to act as such, the Pledgor shall appoint a replacement agent having an address for service in the United States and shall notify the Collateral Agent and the Secured Party in writing of the name and address of the replacement agent. Failing such appointment and notification, the Secured Party shall be entitled by notice to the Pledgor, with a copy of the Collateral Agent, to appoint a replacement agent to act on the Pledgor’s behalf. The provisions of this Section 28 applying to service on an agent for service of process apply equally to service on a replacement agent.

Section 29. Indemnity and Expenses. The Pledgor agrees, upon demand, to defend, indemnify and hold harmless the Secured Party and the Collateral Agent against any and all actions, causes of action, suits, costs, losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees (collectively, the “Losses”) incurred by them, individually or together, in connection with the failure by the Pledgor to perform or observe any of the provisions hereof. The Pledgor and the Secured Party shall be equally responsible the amount of any and all reasonable expenses of the Collateral Agent, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, and (iii) the exercise of any of the rights of the Collateral Agent hereunder. The Secured Party agrees, upon demand, to defend, indemnify and hold harmless the Pledgor and the Collateral Agent against any Losses incurred by them, individually or together, in connection with the failure by the Secured Party to perform or observe any of the provisions hereof.

Section 30. Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, altered, modified or amended, and no consent to any departure by the Pledgor herefrom shall be effective, except by or pursuant to an instrument in writing which (i) is duly executed by the Pledgor, the Secured Party and the Collateral Agent and (ii) complies with the requirements of the Note Purchase Agreement and the Note. Any such waiver shall be valid only to the extent set forth therein. A waiver by the Collateral Agent or the Secured Party of any right or remedy under this Agreement on any one occasion shall not be construed as a waiver of any right or remedy which the Collateral Agent or the Secured Party, respectively, would otherwise have on any future occasion. No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Collateral Agent or the Secured Party shall operate as a waiver thereof; and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 31. Successors and Assigns. Subject to compliance with Section 12 of the Note and Section 9(g) of the Note Purchase Agreement with respect to the transfer of the Note, the Secured Party may assign or transfer to any transferee of the Note or any portion thereof, any or all of the rights of the Secured Party in the Pledged Collateral relating to such assigned or transferred portion. Such assignee or transferee shall be vested with all the powers and rights of the Secured Party hereunder with respect to the Pledged Collateral relating to such assigned or transferred portion, but the Secured Party shall retain all rights and powers hereby given with respect to the Pledged Collateral not so assigned or transferred. Any references to "Secured Party" herein shall be deemed to include the assignees and transferees thereof. The Pledgor shall not assign or delegate any of its rights or duties hereunder or any of its interest herein without the prior written consent of each Secured Party, and any purported assignment or delegation in contravention of this Section shall be void.

Section 32. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

Section 33. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

Section 34. Merger. This Agreement, together with the other Transaction Documents, embody the entire agreement and understanding, between the Pledgor, the Collateral Agent and the Secured Party and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Pledgor, the Collateral Agent and the Secured Party have executed this Agreement as of the date set forth above.

PLEDGOR:

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Sole Director

SECURED PARTY:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.
By: Warburg Pincus IX LLC, its general partner By: Warburg Pincus Partners, LLC, its sole member By: Warburg Pincus & Co., its managing member

By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner
COLLATERAL AGENT: WARBURG PINCUS PRIVATE EQUITY IX, L.P. By: Warburg Pincus IX LLC, its general partner By: Warburg Pincus Partners, LLC, its sole member By: Warburg Pincus & Co., its managing member

By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

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